Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Numbers 333-144859, 333-141257 and 333-107792) and on Form S-8 (File Numbers 333-148926 and 333-112109) of Boston Properties Limited Partnership of our report dated October 24, 2008 with respect to the Combined Statements of Revenue over Certain Operating Expenses of Two Grand Central Tower, 125 West 55th Street and 540 Madison Avenue for the year ended December 31, 2007, which report is included in this Form 8-K/A of Boston Properties Limited Partnership, dated as of August 12, 2008.

/s/ Pannell Kerr Forster, PC

Pannell Kerr Forster, PC

Boston, Massachusetts

October 24, 2008